VIDEOTALK PURCHASE AGREEMENT


AGREEMENT made this 31st day of March, 1998 by and between, ALEXANDER MARK INVESTMENTS, (USA), INC. located at Elthorne Gate, 64 High Street, Pinner, Middlesex HA5 5QA hereinafter referred to as "AMI", and THIRD PLANET PUBLISHING, INC. a Florida corporation located at 2415 Midway Road, Suite 121, Carrollton, Texas 75006, hereinafter referred to as "TPP".

WHEREAS,  TPP  wishes  to  sell  all  its  interest  in   the
VideoTalk [TM] videoconferencing product;

WHEREAS, AMI wishes to purchase the VideoTalk product;

  NOW, THEREFORE, in consideration of the mutual covenants and agreements, the said parties hereby agree as follows:

                          I. ASSIGNMENT AND PURCHASE

1.1 TPP agrees to grant, sell, transfer, assign, and deliver to AMI all right, title, and interest of every kind and character throughout the world (including but not limited to all copyrights, moral rights, trade secret rights, patent rights, and other proprietary rights) in the VideoTalk product for $ 7,002,056 payable as set out below.

1.02  AMI   agrees to accept the assignment and purchase  the
VideoTalk product for $ 7,002,056 as set out below.


                        II.  CLOSING

2.01   On  the  Closing  Date set  forth  in  paragraph  2.03
hereof, TPP agrees to deliver all written information, manuals, hardware, prototypes, software and all related information pertaining to the VideoTalk product;

2.02 On the Closing Date set forth in paragraph 2.03 hereof, AMI agrees to deliver 1,028,000 restricted common ($0.002 stated value) AMI Shares, $5,000,000 worth of non-voting preferred (such preferred stock to have rights and preferences as set out in the Certification in Exhibit A), and a 10% note in the amount of $2,000,000 all properly registered in the name of TPP;

2.03  If  all  conditions are met Closing shall be  effective
March 31, 1998 at the offices of TPP or such other time and place as TPP and AMI may agree;

2.4 Closing shall be subject to:
   1. The completion of a shareholders' meeting wherein the following items are approved:
     a. AMI shareholders approving a 100-1 forward split;
b. AMI shareholders approving this transaction;
     c. AMI shareholders approving the creation of preferred stock on the terms as set out in the agreement.



                   III.  TPP REPRESENTATIONS

3.01 TPP hereby warrants and represents the following facts, the truth and accuracy of which are conditions precedent to the Closing:

(a)TPP is not required by any provision of federal, state, or local law to take any further action or to seek any governmental approval of any nature prior to the acquisition by it of the AMI Shares;

(b)TPP will provide to the extent available all necessary information to AMI to permit the due filing of disclosure documents required of TPP or AMI;

(c)The representations, warranties, and covenants in this Agreement, in the Exhibits to this Agreement, in the documents and information presented from TPP to AMI do not contain and will not contain any untrue statements of material facts that are necessary to the statements contained in this Agreement, in the Exhibits and in the documents and information furnished to AMI which would render them misleading;

(d)TPP  is acquiring the AMI  Shares for itself and not  with a  view  towards its distribution and is acting solely  for
  itself   and   for  no  other  person,  firm,  partnership,
  corporation, or entity

(e) TPP represents and warrants to AMI that TPP has full right, power and authority to make this Assignment and Purchase Agreement pertaining to the VideoTalk product,and that TPP is transfering to AMI good and marketable title to the VideoTalk product, free and clear of all liens, security interests, options, encumbrances, or indebtedness of any kind.

(f) AMI representatives have had full opportunity to review and test the VideoTalk product and TPP makes no warranties other than those expressly stated in this Agreement..


 .
                   IV. AMI'S REPRESENTATIONS

4.01AMI hereby warrants and represents the following facts, the truth and accuracy of which are conditions precedent to the Closing:

(a) AMI is not prevented by any federal, state, or local law or by any provision of any contract, mortgage, indenture, or other instrument from entering into this Agreement;

(b)AMI will duly file all required disclosure documents required by the Federal Securities Laws upon the execution and consummation of this Agreement.



(c)The shares when issued will be fully paid and non-assessable;

(d)There are no undisclosed interests, present or future, in the AMI Shares, nor does AMI know of any assertion of such an interest;

(e)There are no provisions of any contract, indenture, or other instrument to which AMI is a party or to which the AMI
Shares, are subject which would prevent, limit, or condition the sale and transfer of the AMI Shares to Conway.

(f)The representations, warranties, and covenants in this Agreement, in the Exhibits to this Agreement, in the documents and information presented from AMI to TPP do not contain and will not contain any untrue statements of material facts that are necessary to the statements contained in this Agreement, in the Exhibits and in the documents and information furnished to TPP which would render them misleading;


                       V. AMI'S COVENANTS

5.01AMI hereby covenants as follows:

(a)On the Closing Date, AMI shall deliver to TPP certificates for the AMI common shares properly registered, certificates for the AMI Preferred Shares, and a fully executed note substantially in the form of Exhibit A of this Agreement.

(b)From the date hereof, AMI will not assign or grant any interest or agree to assign or grant any interest in this Agreement without the prior written consent of TPP.


                     VI.  TPP'S  COVENANTS

6.01 (a)TPP will not assign or grant any interest or agree to assign or grant any interest in this Agreement or the AMI
Shares without the prior written consent of AMI.

(b)TPP will provide AMI and its Counsel, accountants and other representatives with full access to all documents, manuals, prototypes and source code relating to the VideoTalk product;


 .
                  VII.  CONDITIONS OF CLOSING

It is a condition to Closing that:

7.01AMI

(a) AMI shall deliver to TPP a certificate dated as of the Closing Date that all the representations of AMI remain true and correct without change and that AMI has performed or complied with all covenants;

(b) AMI has obtained its Board of Directors approval;

(c) AMI will file all required documents pursuant to the Federal Securities Law and obtained all required approvals;

(d) AMI will have arranged for AMI to have a shareholder meeting for the shareholders to vote on the following items:
     a. AMI shareholders approving a 100-1 forward split;
b. AMI shareholders approving this transaction;
c. AMI shareholders approving the creation of preferred stock;

(e) The AMI shareholders will have approved the listed items in subsection (d) of this paragraph;

(f) The Stock Purchase Agreement by and between Jason Conway and Forsam Venture Funding, Inc., shall have closed either prior to or simultaneously with this Agreement.


7.02TPP

(a)TPP shall deliver to AMI a certificate dated as of the Closing Date that all the representations of TPP remain true and correct without change and that TPP has performed or complied with all covenants;

  (b)TPP will file all required documents pursuant to the Federal Securities Law and obtain all required approvals.

7.03TPP and AMI will furnish to each other such other documents and opinions as may be reasonably requested by each of them to the other.




                      VIII.  MISCELLANEOUS

8.01It is understood and agreed that both parties and their representatives (including counsel and accountants) shall keep confidential any information (unless readily ascertainable from public or published information or trade sources) obtained from the either party concerning the Agreement and this cancellation. In the event of the termination of this Agreement, both parties and their representatives shall promptly return to the other any statements, documents, and other written information obtained from the other party in connection therewith and without retaining copies thereof.

8.02All representations and warranties by TPP, and AMI shall be true and correct as of the Closing Date, shall survive the Closing Date, and shall bind AMI, and TPP and their heirs and assigns as to any breach thereof not disclosed in writing or known to the parties prior to the Closing Date.

8.03Notwithstanding anything to the contrary herein contained, if prior approval of the transaction contemplated by this Agreement is required from any local, state, or federal governmental board, commission, or other agency ("Approval"), then TPP and AMI hereby agree to use their best efforts to obtain such Approval as expeditiously as possible, the costs and expenses of which shall be borne by the party whose primary responsibility it is under the law to obtain such approval. It is the intent of the parties hereto that if title to the AMI Shares may not be transferred prior to the granting of this Approval,.then title to the AMI Shares shall not pass from AMI to TPP nor shall title to the VideoTalk product pass from TPP to AMI until Approval has been obtained.

8.04No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each remedy shall be cumulative and shall be in addition to all other remedies given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by TPP or AMI shall not constitute a waiver of the right to pursue other available remedies.

8.05In  the  event  that  any  part  of  this  Agreement   is
determined by a court of competent jurisdiction to be unenforceable, the balance of the Agreement shall remain in full force and effect.


8.06This Agreement shall be construed according to the laws of the State of Texas.

8.07This Agreement may be executed in counterparts which when taken together shall constitute one document.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.


THIRD PLANET PUBLISHING, INC.:

By:________________________
    Daniel Wettreich, CEO


ALEXANDER MARK INVESTMENTS, (USA) INC.:


______________________
Jason Conway, CEO

EXHIBIT A - SECRETARY'S CERTIFICATION

                  SECRETARY'S CERTIFICATION

I, Jeanette Fitzgerald, the Corporate Secretary for Alexander
Mark Investments (USA), Inc. hereby certify this to be a valid resolution of the Board of directors that has not been superseded by any other resolutions:

RESOLVED, subject to shareholder approval of the creation of preferred shares, the Corporation shall establish the terms of the Preferred Shares, Series A (the "Preferred Shares") having a total of 5,000 shares, which shall have the following rights:

1)the Preferred Shares shall pay a cumulative dividend, when and as declared by the Board of Directors out of funds legally available therefor, of ten (10%) percent of the purchase price, per annum, payable in cash. Further such dividends shall accrue and be cumulative from the date of issuance, whether or not declared and whether or not in any dividend period there shall be surplus or net profits of the Corporation legally available for the payment of such dividends. No dividend shall be declared or set apart for any series of preferred shares for any period unless at the same time a like proportionate dividend for the same period shall be declared or set apart for any the other class of Preferred Shares then outstanding and entitled to receive such dividend. So long as any shares of the Preferred shares shall remain outstanding, no dividend shall be declared or paid or set apart for payment on the common stock or any other class of stock ranking junior to the Preferred Shares in either payment of dividends or liquidation (all such junior classes of stock including, without limitation, the common stock, hereinafter referred to collectively as the "Junior Stock") unless full dividends (including interest on any accumulations of dividends) on all outstanding Preferred Shares shall have been paid in full for all past dividend periods and the dividends on all outstanding Preferred Shares for the then current dividend period shall have been paid or declared and sufficient funds set apart for payment thereof;

2)In the event of (i) any declaration by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or
(ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Preferred Shares at least 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of common stock (or other securities) shall be entitled to exchange their shares of common stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up;

3)the outstanding Preferred shares, at the liquidation price equal to $1000.00 per share plus all accrued but unpaid dividends (the "Liquidation Amount"), shall have a liquidation preference over the outstanding common shares in the event of any liquidation or sale of the Corporation. Upon the occurrence of such event, the holders of the Preferred shares shall be entitled to receive, after payment or provision for payment of the debts and other liabilities of the Corporation, out of the assets of the Corporation available for distribution to its shareholders, the liquidation amount before any distribution of the assets shall be made to the holders of the common shares. After payment of the liquidation amount on the Preferred shares shall have been made in full as provided in the preceding sentence, but not prior thereto, the Preferred shares, and the common shares shall, subject to the respective terms and provisions, if any, applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, with the Preferred shares on an as converted basis sharing with the common shares pro-rata therein. However, should the amounts payable on or with respect to the Preferred shares, together with the amounts payable on or with respect to all classes or series of stock ranking on a parity with the Preferred shares as to distribution of assets, are not paid in full, the holders of Preferred shares together with all classes or series of stock ranking on a parity with the Preferred shares as to distribution of assets, shall share pro rata in any distribution of assets in respect of the shares held by them upon such distribution in proportion to the amounts that would have been distributable to each such class or series if all amounts payable on or with respect to the Preferred shares and any other class or series of stock that so ranks on a parity with the Preferred shares had been paid in full;

4)in the case of a merger or consolidation of the Corporation with or in to another corporation, or the sale or transfer of all, or substantially all, of the property or assets of the Corporation, the holders of the Preferred shares shall thereafter have the right to elect by giving written notice to the Corporation to treat any of the following as a liquidation, dissolution or winding up of the
Corporation: (i) all or substantially of all of the assets of the Corporation, (ii) a merger where the Corporation is not the surviving entity except a merger effected solely for the purpose of incorporating in a new jurisdiction.

      6) the Preferred Shares shall not be subject to redemption unless the shareholder and the Corporation agree.

7)the  Preferred  shares shall only  have  voting  rights  as
required pursuant to the Colorado Corporation Code  and   the
Corporation shall not:


(a)create any new class or series of stock that has a preference over the Preferred shares or increase the number of authorized Preferred shares.

(b)do any act or thing not authorized or contemplated by this Designation which would result in taxation of the Holders of Preferred shares under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

Ceritified as true this 31st day of March, 1998.


____________________
Corporate Secretary

EXHIBIT B - FORM OF PROMISSORY NOTE

                       PROMISSORY NOTE


US$2,000,000   Dallas, Texas                          March 31, 1998

FOR VALUE RECEIVED, Wincroft, Inc. (hereinafter called "Maker"), located at Elthorne Gate 64 High Street, Pinner Middlesex HA5 5QA hereby promises to pay to the order of THIRD PLANET PUBLISHING, INC.("Third Planet"), 2415 Midway
Suite 115, Carrollton, Texas 75006 the sum of TWO MILLION DOLLARS (US $2,000,000) with interest at ten (10%) percent per annum in United States dollars as hereinafter provided.

     1. The principal of this note shall be due and payable on the fifth year anniversary of the date of this Note, and for payment at the above address, but without other notice or demand. Interest shall be due annually on the anniversary of the date of this Note. Presentment for payment may be made between the hours of 10:00 a.m. CST and 4:00 p.m. CST. Maker's failure to pay the amount due hereunder within ten
       (10) days from the date of demand shall be deemed a default hereunder.


     2. All past due amounts hereunder, principal, or costs of collection including reasonable attorney's fees, shall bear interest at the lessor of the highest rate permitted by law or Eighteen Percent (18%) per annum from the date the payment thereof shall have become due, until fully paid.

     3. On the occurrence of an Event of Default, Third Planet may sue for default and any other remedy available at law or equity with no remedy being exclusive. In the event that Third Planet shall employ an attorney to recover on this Note Third Planet shall be entitled to receive compensation for its expenses for attorneys fees.

     4. Maker hereby represents that it has full authority to enter into this Promissory Note, that is it duly incorporated and in good standing in the state or country of incorporation, that by entering into this Promissory Note it is not breaching any mortgage, indenture, or any other agreement which would prevent it from entering into this Promissory Note. Further, the Maker represents that this is a valid and binding obligation of the Maker, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the rights of creditors generally and available equitable remedies.
     5. This Promissory Note along with the VideoTalk Assignment, executed simultaneously set out all the terms of the parties and may be amended only by a writing executed by all of the parties hereto. These Agreements supersedes all prior arrangements or understandings with respect thereto, whether verbal or written. Maker represents that it has obtained shareholder approval to execute this Agreement and the Note.The terms and conditions of these Agreements shall inure to the benefit of and be binding upon the parties and their respective successors, heirs and assigns.

     6. Any controversy or claim arising out of or relating to
       this Promissory Note or any alleged breach thereof shall be settled by binding arbitration in the State of Texas and judgment upon the award rendered by the arbitrator shall be final and may be entered into any court having jurisdiction in the State of Texas. (Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to bar any party hereto from seeking injunctive relief with respect to any controversy or claim arising out of or relating to this Promissory Note.) The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's representative. If the person designated by the first party is acceptable to the second party as an arbitrator, the second party shall so notify the first party within ten days and such representative shall serve as the sole arbitrator, if not acceptable, the second party shall designated his or its own representative in a notice to the
       first  party within the same 10-day period.   The  two
       representatives so named, if such is the case, shall within 10 days thereafter appoint an arbitrator, and the arbitrator shall then proceed forthwith to hear and unilaterally determine the matter. If either party fails, within the within allowed therefore, to appoint its representative, the representative named by the other party shall act as the sole arbitrator and unilaterally decide the matter. If the two representatives are unable to agree upon an arbitrator within 10 days allowed therefor, either party may at any time apply to the presiding Judge of any court of competent jurisdiction for the appointment of an arbitrator, and the arbitrator shall proceed forth with to hear and unilaterally determine
       the matter,   The arbitrator selected shall comply with the
       rules of the American Arbitration Association as then in effect. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of
       limitation.   This  agreement to  arbitrate  shall  be
       specifically enforceable under the prevailing arbitration law in Texas.

8. Dissolution or change of control without the prior approval of the Third Planet, of Maker shall constitute an Event of Default, which shall result in an acceleration of the due date of this Note to the Event occurs.




"MAKER"




_____________________________________
________________________
By: _______________________
Its:_________________________